                                                                    EXHIBIT 12.2

                      BRL UNIVERSAL EQUIPMENT 2001 A, L.P.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                               PRO FORMA FOR THE
                                                                  PERIOD FROM
                                                                JANUARY 18, 2001
                                       FOR THE PERIOD FROM        (INCEPTION)
                                        JANUARY 18, 2001            THROUGH
                                       (INCEPTION) THROUGH         SEPTEMBER 30,
                                        SEPTEMBER 30, 2001             2001
                                       --------------------     ----------------
Fixed Charges as Defined:

  Interest expense, including
   amortization of deferred financing
   charges                                  $    23,197            $ 29,739.00

  Interest component of rental expense
   on operating leases                               --                     --
  Operating lease expense                            --                     --
                                            -----------            -----------
       Total Fixed Charges                  $    23,197            $ 29,739.00

Earnings as Defined:
  Net Loss                                  $   (14,365)           $(18,491.00)
  Income taxes (benefit)                             --                     --
  Total Fixed Charges                            23,197              29,739.00
                                            -----------            -----------
       Total Earnings as Defined            $     8,832            $ 11,248.00
                                            ===========            ===========

Ratio of Earnings to Fixed Charges                  0.4                    0.4